                                   EXHIBIT 11

            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                              Three Months
                                  Ended
                             March 31, 1996
                             --------------
Net Income                     $417,614
                               ========
Weighted average
shares outstanding            1,270,027

Common stock
equivalents due to dilutive
effect of stock options          55,193
                               --------
Total weighted average
common shares
and equivalents
outstanding                   1,325,220
                              =========
Primary earnings
per share                          $.32
                                   ====
Total weighted average
common shares and
equivalents outstanding
for primary computation       1,325,220

Additional dilutive
shares using the end of
period market value versus
the average market value
when applying the treasury
stock method                          0*
                              ---------
Total weighted average
common shares and
equivalents outstanding for
fully diluted
computation                    1,325,220
                              ==========
Fully diluted
earnings per share                  $.32
                                    ====

*Note: If the average share price is greater than the ending price, use average price for both primary and fully diluted calculation.